Exhibit 10.16

YRC WORLDWIDE INC.

AMENDED AND RESTATED SEVERANCE PLAN

March 9, 2020

Introduction

YRC Worldwide Inc. Severance Plan (“Plan”) provides additional compensation to eligible employees of YRCW and its subsidiaries whose employment is terminated without Cause. The Plan supersedes any prior separation or severance plans, and programs or policies of YRCW covering eligible employees, both formal and informal.

Words that have special meaning are in quotations and defined immediately in the text or are capitalized and are later defined in the “Definitions” section.

Eligibility

To Participate in the Plan

To be eligible to participate in the Plan, you must be employed by YRCW in one of the following categories:

•	A YRCW executive who is subject to Section 16 of the Exchange Act (“Section 16 Executive”); or
•	A YRCW executive who is a Vice President or a Senior Vice President who is not subject to Section 16.

To Receive Severance Benefits under the Plan

You are eligible to receive severance benefits under the Plan if your employment is terminated by YRCW, any of its subsidiaries, or any successor entity without Cause, including any termination without Cause within twelve months of a Change of Control of YRCW.

You are not eligible to receive severance benefits under the Plan if:

•	Your employment is terminated by YRCW for Cause, death or disability;
•	You voluntarily resign your employment with YRCW;
•	You have entered into an employment or similar agreement with YRCW providing cash severance benefits upon a Separation from Service.
•	You do not sign or you timely revoke your Release Agreement as discussed below.

Benefits

If you satisfy the eligibility requirements set forth above, you may be entitled to the following benefits:

Level	Benefit
Section 16 Executive	18 months of Base Salary
Vice President or Above (not subject to Section 16)	6 months of Base Salary

Release Agreement

You must sign a Release Agreement to receive severance benefits offered under the Plan.  The Release Agreement releases YRCW and its subsidiaries, its employees, officers and directors from any and all claims you may have against them as of the date you sign the Release Agreement.

You will receive a Release Agreement within 5 days following your Separation from Service.  You will then have either 21 or 45 calendar days (with the exact amount of time to be specified by YRCW in your Release Agreement) from the date you receive the Release Agreement to sign and return the Release Agreement to YRCW.  You will then have 7 calendar days after delivery of the Release Agreement to revoke the Release Agreement or returning the signed copy or counterpart original to YRCW.  If you do not sign the Release Agreement or if you revoke the Release Agreement, you will not receive severance benefits under the Plan.

Payment of Benefits

Except as set forth below, your payments will be paid in installments over the number of months to which you are entitled to receive benefits.  For example, a Section 16 Executive will receive his or her severance benefits over an 18-month period following a termination of employment without Cause.

Notwithstanding the above, if your employment is terminated without Cause during the 12-month period following a Change in Control, your severance benefits will be paid in a lump sum payment.

Your installment payments or lump-sum  payment (in connection with a Change in Control) will begin on the first regularly-scheduled payroll period for the YRCW entity for which you are employed following the expiration of the date your Release Agreement becomes irrevocable as set forth below.

Your right to receive benefits under the Plan is specifically conditioned upon your waiving or being ineligible to receive cash benefits under any other severance, retention or change in control plan, program or agreement sponsored by YRCW.

Amendment and Termination of Plan

YRCW may amend or terminate the Plan at any time for any reason.  However, the amendment or termination of the Plan may not relieve YRCW of obligations YRCW incurred prior to the effective date of the amendment or termination.  Further, no amendment or termination of the Plan can affect your rights under the Plan if you incurred a Separation from Service for which you are entitled to benefits prior to the effective date of the amendment or termination.

Administration

The plan administrator of this Plan shall be the Compensation Committee of the Board of Directors (the “Board”), which shall oversee the operation and records of the Plan, construe and interpret Plan provisions, and authorize benefit payments.

No Employment Contract

The Plan is not an employment contract.  Your participation in the Plan does not guarantee your continued employment with YRCW or otherwise affect your employment rights or the right of YRCW or any of its subsidiaries to discharge you.  The employment relationship between you and YRCW and its subsidiaries is “at will,” unless otherwise provided in writing.

Code Section 409A Compliance

Notwithstanding anything in this Plan to the contrary, no payment that is subject to the requirements of Code Section 409A will be made prior to your Separation from Service.  For purposes of this Agreement, with respect to the payment of any amount that is subject to Code Section 409A, the term “termination of employment” and “terminates employment” will mean a “Separation from Service” as defined in Treasury Regulation Section 1.409A-1(h).  You may not elect to receive cash or any other benefit in lieu of the benefits provided by this Plan.  Except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Code Section 409A, under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Plan be accelerated or subject to a further deferral.  You do not have any right to make any election regarding the time or form of any payment due under this Plan.  This Plan will be operated in compliance with Code Section 409A or an exception thereto and each provision of this Plan will be interpreted, to the extent possible, to comply with Code Section 409A or to qualify for an applicable exception to the requirements of Section 409A.  Nevertheless, YRCW cannot, and does not, guarantee any particular tax effect or treatment of the amounts due under this Plan. Except for YRCW’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to you, YRCW will not be responsible for the payment of any applicable taxes on compensation paid or provided to you.

Definitions

Base Salary means the annual rate of base earnings of a participant immediately preceding his or her Separation from Service:

(1)exclusive of overtime pay, bonuses, commission, payments for accrued vacations or other special payments; and

(2)before any deductions, including, but not limited to, any federal, state or other taxes, and salary reduction amounts contributed to benefit plans or programs.

Cause means (i) your willful misconduct or gross negligence in the performance of your duties to YRCW, (ii) your continued refusal to substantially perform your duties to YRCW or to follow the lawful directives of YRCW’s Board of Directors (other than as a result of death or disability) that continues after written notice from YRCW, (iii) your indictment for, conviction of, or pleading guilty or nolo contendre to, a felony or any crime involving moral turpitude, (iv) your performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of YRCW’s property, or (v) a material violation of YRCW’s code of conduct or other written policy that is not cured within 10 days of notice from YRCW.

Change in Control means any of the following:

•

any person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than YRCW, any trustee or other fiduciary holding securities under any employee benefit plan of YRCW or any company owned, directly or indirectly, by the stockholders of YRCW in substantially the same proportions as their ownership of Common Stock of YRCW (“Excluded Persons”)) becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of YRCW representing 50% or more of the combined voting power of YRCW’s then outstanding securities, excluding an acquisition pursuant to a Business Transaction (as defined below) that does not constitute a “Change in Control” thereunder;

•

during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by YRCW’s stockholders was approved by a vote of at least two thirds of the directors then still in office who either were directors at the beginning of the two- year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

•

a merger or consolidation of YRCW or any direct or indirect subsidiary of YRCW with any other entity, other than a merger or consolidation which would result in the voting securities of YRCW outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of YRCW or its successor (or the ultimate parent company of YRCW or its successor) outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than Excluded Persons) acquires more than 50% of the combined voting power of YRCW’s then outstanding securities shall not constitute a Change in Control of YRCW; or

•

a complete liquidation or dissolution of YRCW or the consummation of a sale or disposition by YRCW of all or substantially all of YRCW’s assets other than the sale or disposition of all or substantially all of the assets of YRCW to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of YRCW at the time of the sale (or to an entity controlled by such person or persons).

Code means the Internal Revenue Code of 1986, as amended.

Exchange Act means the Securities and Exchange Act of 1934, as amended.

Release Agreement means the Release Agreement you must execute in order to be eligible to receive benefits under this Plan.

Separation from Service means either (1) the termination of your employment with YRCW and all its subsidiaries due to death, retirement or other reasons, or (2) a permanent reduction in the level of bona fide services you provide to YRCW and all its subsidiaries to an amount that is 20% or less of the average level of bona fide services you provided to YRCW and all its subsidiaries in the immediately preceding thirty-six (36) months, with the level of bona fide service calculated in accordance with Treasury Regulation § 1.409A-1(h)(1)(ii).  Your employment relationship is treated as continuing while you are on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as your right to reemployment with YRCW and all its subsidiaries is provided either by statute or contract).  If your period of leave exceeds six months and your right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-

month period.  Whether a Separation from Service has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.